Exhibit 99.1
Coca-Cola Reports Second Quarter 2023 Results
and Raises Full-Year Guidance

Global Unit Case Volume Was Even

Net Revenues Grew 6%;
Organic Revenues (Non-GAAP) Grew 11%

Operating Income Grew 3%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 15%

Operating Margin Was 20.1% Versus 20.7% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 31.6% Versus 30.7% in the Prior Year

EPS Grew 34% to $0.59; Comparable EPS (Non-GAAP) Grew 11% to $0.78

ATLANTA, July 26, 2023 – The Coca-Cola Company today reported strong second quarter 2023 results, showing continued momentum in a dynamic operating environment. “I am encouraged that our all-weather strategy, working together with our bottling partners, has delivered strong second quarter results,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We are executing efficiently and effectively on a local level, while maintaining flexibility on a global level. The strength of our first half results and the resiliency of our business give us the confidence to raise our 2023 guidance.”

Highlights

Quarterly Performance
•Revenues: Net revenues grew 6% to $12.0 billion, and organic revenues (non-GAAP) grew 11%. Revenue performance included 10% growth in price/mix and 1% growth in concentrate sales. Concentrate sales were 1 point ahead of unit case volume, largely due to the timing of concentrate shipments.
•Operating margin: Operating margin was 20.1% versus 20.7% in the prior year, while comparable operating margin (non-GAAP) was 31.6% versus 30.7% in the prior year. Operating margin decline was primarily driven by items impacting comparability and currency headwinds. Comparable operating margin (non-GAAP) expansion was primarily driven by strong topline growth and the impact of refranchising bottling operations, partially offset by an increase in marketing investments and higher operating costs versus the prior year, as well as currency headwinds.
•Earnings per share: EPS grew 34% to $0.59, and comparable EPS (non-GAAP) grew 11% to $0.78. Comparable EPS (non-GAAP) performance included the impact of a 6-point currency headwind.

•Market share: The company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages.
•Cash flow: Cash flow from operations was $4.6 billion year-to-date, an increase of $83 million versus the prior year, driven by strong business performance and working capital initiatives, partially offset by the transition tax payment made during the second quarter. Free cash flow (non-GAAP) was $4.0 billion year-to-date, a decline of $45 million versus the prior year.

Company Updates
•Reinvigorating iconic brands through innovative products, refreshed designs and consumer-centric marketing: Within a vibrant industry, the company continued to grow its consumer base and gain value share for the quarter. At the Cannes Lions festival in June, Trademark Coca-Cola® garnered multiple awards as a result of the company’s recent marketing and innovation transformation. This same approach is being applied throughout the total beverage portfolio. The Minute Maid® brand, which was acquired over 60 years ago as a traditional orange juice, has grown to be the world’s largest juice brand, including regional trademarks such as Cappy® in Europe and Africa and Del Valle® in Latin America. Leveraging the brand’s recognition, the company is delivering new and innovative products that tap into the tastes of younger drinkers such as Minute Maid® Sparkling in China and Minute Maid® Aguas Frescas in North America. Recently, the company launched its first Minute Maid global rebrand with a brighter, refreshed visual identity. The “Filled with Life” campaign began rolling out across markets through digitally led experiences that seek to intercept life’s routine moments with a reminder to engage and live life fully. For instance, in Türkiye during long daily commutes, the brand enlivened consumers with unexpected surprises, such as music-based activations. The revitalization further strengthens the brand’s relevance and contributed to Minute Maid generating high single-digit volume growth and overall volume and value share gains for the juice, value-added dairy and plant-based beverages category for the quarter.
•Leveraging revenue growth management capabilities, digital platforms and integrated execution to create value for customers and consumers: In an environment where consumer preferences are rapidly evolving, customers are increasingly looking to add value for their shoppers. In North America, the company has delivered on these needs using various strategies such as tailored affordability and premiumization propositions resulting in both volume and value share gains for the quarter. In Vietnam, affordable entry packs led to double-digit basket incidence growth year-to-date, and in Japan, “Mini Pack, Mini Price” messaging across categories resulted in double-digit household penetration growth and increased revenue year-to-date. Additionally, the global system continues to invest in digitizing its customer base with B2B platforms which allows for better tailoring of product, price and packaging architecture and ultimately leads to improved revenue growth management. Year-to-date, the system has connected 6.5 million fragmented trade customers to B2B platforms, an increase of 210% versus the prior year.
•Investing and working as a networked system to pursue sustainability goals: To support the company’s goal to reduce carbon emissions by 25% by 2030, against a 2015 baseline, The Coca-Cola Company and eight leading global bottling partners created a first-of-its-kind sustainability-focused $137.7 million venture capital fund in partnership with Greycroft, a seed-to-growth venture capital firm. The fund aligns with the company’s networked approach to sustainability and has the potential to help advance solutions across its global value chain by investing in sustainability-focused companies at the point of commercialization. Reducing the Coca-Cola system’s carbon footprint is a top priority for the fund, so it will initially prioritize five key areas with the most potential impact: packaging, heating and cooling, facility decarbonization, distribution and supply chain.

Operating Review – Three Months Ended June 30, 2023
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	1	10	(4)	(1)	6	11	0
Europe, Middle East & Africa	(5)	14	(9)	0	0	9	(5)
Latin America	8	17	(4)	0	21	25	4
North America	0	9	0	0	8	9	(1)
Asia Pacific	(1)	5	(5)	1	0	4	2
Global Ventures[4]	8	3	0	0	10	10	4
Bottling Investments	5	10	(10)	(7)	(2)	15	(1)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	3	(7)	(6)	15
Europe, Middle East & Africa	(12)	0	(11)	(2)
Latin America	18	(5)	(3)	26
North America	45	21	0	25
Asia Pacific	(11)	(3)	(6)	(2)
Global Ventures	75	(40)	(2)	118
Bottling Investments	9	10	(1)	1

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	34	23	(6)	17

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume was even for the quarter. Developed markets were even, as growth in Mexico was offset by declines in the United States and Spain. Developing and emerging markets were also even, as growth in India and Brazil was offset by the suspension of business in Russia in 2022 and a decline in Pakistan.

Unit case volume performance included the following:
◦Sparkling soft drinks were even, as strong performance in Asia Pacific and Latin America was offset by a decline in Europe, Middle East & Africa, primarily due to the suspension of business in Russia. Trademark Coca-Cola® was even, as strong performance in Latin America and Asia Pacific was offset by a decline in Europe, Middle East & Africa. Coca-Cola Zero Sugar® grew 5%, reflecting strong growth in Latin America and North America. Sparkling flavors declined 1%, driven by a decline in Europe, Middle East & Africa, partially offset by growth in Asia Pacific and Latin America.
◦Juice, value-added dairy and plant-based beverages were even, as strong growth in fairlife® in the United States and Minute Maid® Pulpy in China was offset by the suspension of business in Russia.
◦Water, sports, coffee and tea were even. Water was even, as growth in Latin America was offset by Europe, Middle East & Africa and North America. Sports drinks declined 3%, primarily driven by BODYARMOR® and Powerade® in the United States. Coffee grew 5%, primarily driven by the strong performance of Costa® coffee in the United Kingdom and China. Tea grew 1%, primarily driven by growth in Latin America, partially offset by a decline in doğadan® in Türkiye.
•Price/mix grew 10%, primarily driven by pricing actions in the marketplace. Concentrate sales were 1 point ahead of unit case volume, largely due to the timing of concentrate shipments.
•Operating income grew 3%, which included items impacting comparability and a 10-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 15%, driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by an increase in marketing investments and higher operating costs.

Europe, Middle East & Africa
•Unit case volume declined 5%, as strong growth in Ukraine, South Africa and France was more than offset by the suspension of business in Russia and a decline in Pakistan.
•Price/mix grew 14%, driven by pricing actions across operating units along with inflationary pricing in Türkiye. Concentrate sales were in line with unit case volume.
•Operating income declined 12%, which included an 11-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 2%, as strong organic revenue (non-GAAP) growth across all operating units was more than offset by an increase in marketing investments and higher operating costs.
•The company gained value share in total NARTD beverages, led by share gains in Türkiye, France and Germany.

Latin America
•Unit case volume grew 4%, with strong growth across all categories. Growth was led by Mexico and Brazil.
•Price/mix grew 17%, driven by pricing actions in the marketplace and favorable channel and package mix, in addition to inflationary pricing in Argentina. Concentrate sales were 4 points ahead of unit case volume, primarily due to cycling the timing of concentrate shipments in the prior year.
•Operating income grew 18%, which included a 7-point currency headwind and items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 26%, primarily driven by strong organic revenue (non-GAAP) growth, partially offset by an increase in marketing investments and higher operating costs.
•The company lost value share in total NARTD beverages, as share gains in Brazil, Argentina, Chile and Colombia were more than offset by losses in Peru and industry pressure in Mexico.

North America
•Unit case volume declined 1%, as growth in sparkling flavors and juice, value-added dairy and plant-based beverages was more than offset by declines in water, sports, coffee and tea as well as Trademark Coca-Cola®.
•Price/mix grew 9%, primarily driven by pricing actions in the marketplace and favorable channel and package mix. Concentrate sales were 1 point ahead of unit case volume, primarily due to the timing of concentrate shipments.
•Operating income grew 45%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 25%, driven by strong organic revenue (non-GAAP) growth, partially offset by an increase in marketing investments and higher operating costs.
•The company gained value share in total NARTD beverages, driven by sparkling soft drinks and juice, value-added dairy and plant-based beverages.

Asia Pacific
•Unit case volume grew 2%, driven by growth across most categories. Growth was led by India, China, Thailand and Vietnam.
•Price/mix grew 5%, primarily driven by pricing actions in the marketplace and favorable category mix, partially offset by unfavorable geographic mix. Concentrate sales were 3 points behind unit case volume, primarily due to cycling the timing of concentrate shipments in the prior year.
•Operating income declined 11%, which included items impacting comparability and a 4-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 2%, as organic revenue (non-GAAP) growth across all operating units was more than offset by higher operating costs.
•The company gained value share in total NARTD beverages, led by share gains in South Korea, India, Australia and Thailand.

Global Ventures
•Net revenues grew 10%, and organic revenues (non-GAAP) grew 10%. Revenue performance benefited from the strong performance of Costa coffee in the United Kingdom and China.
•Operating income grew 75%, which included items impacting comparability and a 1-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 118%, driven by solid organic revenue (non-GAAP) growth, partially offset by an increase in marketing investments and higher operating costs.

Bottling Investments
•Unit case volume declined 1%, primarily driven by the impact of refranchising bottling operations and a decline in the Philippines, partially offset by growth in India and South Africa.
•Price/mix grew 10%, driven by pricing actions across most markets, partially offset by unfavorable geographic mix.
•Operating income grew 9%, which included items impacting comparability and a 1-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 1%, driven by organic revenue (non-GAAP) growth, partially offset by higher operating costs.

Operating Review – Six Months Ended June 30, 2023
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	1	10	(5)	(1)	5	11	2
Europe, Middle East & Africa	(2)	18	(11)	0	5	16	(4)
Latin America	4	18	(4)	0	17	22	5
North America	(1)	10	0	0	9	9	0
Asia Pacific	(1)	5	(6)	1	(1)	4	6
Global Ventures[4]	8	0	(4)	0	3	8	5
Bottling Investments	4	9	(9)	(7)	(3)	13	(1)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	0	(7)	(8)	15
Europe, Middle East & Africa	(1)	0	(13)	12
Latin America	15	(1)	(5)	21
North America	19	(4)	0	23
Asia Pacific	(13)	(1)	(7)	(4)
Global Ventures	36	(16)	(2)	53
Bottling Investments	(15)	3	(5)	(13)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	21	13	(7)	15

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment

Outlook
The 2023 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2023 projected organic revenues (non-GAAP) to full-year 2023 projected reported net revenues, full-year 2023 projected comparable net revenues (non-GAAP) to full-year 2023 projected reported net revenues, full-year 2023 projected comparable cost of goods sold (non-GAAP) to full-year 2023 projected reported cost of goods sold, full-year 2023 projected underlying effective tax rate (non-GAAP) to full-year 2023 projected reported effective tax rate, full-year 2023 projected comparable currency neutral EPS (non-GAAP) to full-year 2023 projected reported EPS, or full-year 2023 projected comparable EPS (non-GAAP) to full-year 2023 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and exact impact of acquisitions, divestitures and structural changes throughout 2023; the exact impact of changes in commodity costs throughout 2023; the exact timing and exact amount of items impacting comparability throughout 2023; and the exact impact of fluctuations in foreign currency exchange rates throughout 2023. The unavailable information could have a significant impact on the company’s full-year 2023 reported financial results.
Full Year 2023
The company expects to deliver organic revenue (non-GAAP) growth of 8% to 9%. – Updated
For comparable net revenues (non-GAAP), the company expects a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 1% headwind from acquisitions, divestitures and structural changes. – Updated
The company expects commodity price inflation to be a mid single-digit percentage headwind on comparable cost of goods sold (non-GAAP) based on the current rates and including the impact of hedged positions. – No Change
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.3%. This does not include the impact of ongoing tax litigation with the IRS, if the company were not to prevail. – Updated
Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 9% to 11% and comparable EPS (non-GAAP) growth of 5% to 6%, versus $2.48 in 2022. – Updated
Comparable EPS (non-GAAP) percentage growth is expected to include a 4% to 5% currency headwind based on the current rates and including the impact of hedged positions, in addition to a slight headwind from acquisitions, divestitures and structural changes. – Updated
The company expects to generate free cash flow (non-GAAP) of approximately $9.5 billion through cash flow from operations of approximately $11.4 billion, less capital expenditures of approximately $1.9 billion. This does not include any potential payments related to ongoing tax litigation with the IRS. – No Change
Third Quarter 2023 Considerations – New
Comparable net revenues (non-GAAP) are expected to include an approximate 2% currency headwind based on the current rates and including the impact of hedged positions, in addition to an approximate 1% headwind from acquisitions, divestitures and structural changes.
Comparable EPS (non-GAAP) percentage growth is expected to include an approximate 3% currency headwind based on the current rates and including the impact of hedged positions.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2023 financial results were impacted by one less day as compared to first quarter 2022, and fourth quarter 2023 financial results will be impacted by one additional day as compared to fourth quarter 2022. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss second quarter 2023 operating results today, July 26, 2023, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	June 30, 2023	July 1, 2022	% Change
Net Operating Revenues	$11,972	$11,325	6
Cost of goods sold	4,912	4,830	2
Gross Profit	7,060	6,495	9
Selling, general and administrative expenses	3,321	3,203	4
Other operating charges	1,338	951	41
Operating Income	2,401	2,341	3
Interest income	224	100	124
Interest expense	374	198	88
Equity income (loss) — net	538	392	37
Other income (loss) — net	91	(351)	—
Income Before Income Taxes	2,880	2,284	26
Income taxes	359	384	(6)
Consolidated Net Income	2,521	1,900	33
Less: Net income (loss) attributable to noncontrolling interests	(26)	(5)	(456)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,547	$1,905	34
Basic Net Income Per Share[1]	$0.59	$0.44	34
Diluted Net Income Per Share[1]	$0.59	$0.44	34
Average Shares Outstanding	4,325	4,331	0
Effect of dilutive securities	16	22	(28)
Average Shares Outstanding Assuming Dilution	4,341	4,353	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Six Months Ended
	June 30, 2023	July 1, 2022	% Change
Net Operating Revenues	$22,952	$21,816	5
Cost of goods sold	9,229	8,921	3
Gross Profit	13,723	12,895	6
Selling, general and administrative expenses	6,506	6,170	5
Other operating charges	1,449	979	48
Operating Income	5,768	5,746	0
Interest income	392	178	120
Interest expense	746	380	96
Equity income (loss) — net	813	654	24
Other income (loss) — net	706	(456)	—
Income Before Income Taxes	6,933	5,742	21
Income taxes	1,299	1,049	24
Consolidated Net Income	5,634	4,693	20
Less: Net income (loss) attributable to noncontrolling interests	(20)	7	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$5,654	$4,686	21
Basic Net Income Per Share[1]	$1.31	$1.08	21
Diluted Net Income Per Share[1]	$1.30	$1.08	21
Average Shares Outstanding	4,325	4,331	0
Effect of dilutive securities	18	24	(26)
Average Shares Outstanding Assuming Dilution	4,343	4,355	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$12,564	$9,519
Short-term investments	1,867	1,043
Total Cash, Cash Equivalents and Short-Term Investments	14,431	10,562
Marketable securities	1,263	1,069
Trade accounts receivable, less allowances of $510 and $516, respectively	3,970	3,487
Inventories	4,646	4,233
Prepaid expenses and other current assets	3,281	3,240
Total Current Assets	27,591	22,591
Equity method investments	19,262	18,264
Other investments	158	501
Other noncurrent assets	6,592	6,189
Deferred income tax assets	1,661	1,746
Property, plant and equipment — net	9,706	9,841
Trademarks with indefinite lives	14,369	14,214
Goodwill	18,545	18,782
Other intangible assets	572	635
Total Assets	$98,456	$92,763
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$16,483	$15,749
Loans and notes payable	4,828	2,373
Current maturities of long-term debt	1,171	399
Accrued income taxes	1,633	1,203
Total Current Liabilities	24,115	19,724
Long-term debt	35,626	36,377
Other noncurrent liabilities	8,449	7,922
Deferred income tax liabilities	2,714	2,914
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	18,993	18,822
Reinvested earnings	72,695	71,019
Accumulated other comprehensive income (loss)	(14,017)	(14,895)
Treasury stock, at cost — 2,716 and 2,712 shares, respectively	(53,418)	(52,601)
Equity Attributable to Shareowners of The Coca-Cola Company	26,013	24,105
Equity attributable to noncontrolling interests	1,539	1,721
Total Equity	27,552	25,826
Total Liabilities and Equity	$98,456	$92,763

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30, 2023	July 1, 2022
Operating Activities
Consolidated net income	$5,634	$4,693
Depreciation and amortization	567	646
Stock-based compensation expense	120	189
Deferred income taxes	(211)	(127)
Equity (income) loss — net of dividends	(467)	(359)
Foreign currency adjustments	34	138
Significant (gains) losses — net	(442)	25
Other operating charges	1,375	966
Other items	(225)	301
Net change in operating assets and liabilities	(1,756)	(1,926)
Net Cash Provided by Operating Activities	4,629	4,546
Investing Activities
Purchases of investments	(2,103)	(2,040)
Proceeds from disposals of investments	1,608	2,272
Acquisitions of businesses, equity method investments and nonmarketable securities	(43)	(6)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	320	218
Purchases of property, plant and equipment	(615)	(487)
Proceeds from disposals of property, plant and equipment	38	33
Collateral (paid) received associated with hedging activities — net	(15)	(984)
Other investing activities	44	(151)
Net Cash Provided by (Used in) Investing Activities	(766)	(1,145)
Financing Activities
Issuances of debt	4,638	3,256
Payments of debt	(2,366)	(1,816)
Issuances of stock	359	652
Purchases of stock for treasury	(1,084)	(1,210)
Dividends	(2,089)	(3,810)
Other financing activities	(456)	(1,022)
Net Cash Provided by (Used in) Financing Activities	(998)	(3,950)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	162	(161)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	3,027	(710)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	9,825	10,025
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	12,852	9,315
Less: Restricted cash and restricted cash equivalents at end of period	288	339
Cash and Cash Equivalents at End of Period	$12,564	$8,976

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 30, 2023	July 1, 2022	% Fav. / (Unfav.)	June 30, 2023	July 1, 2022	% Fav. / (Unfav.)	June 30, 2023	July 1, 2022	% Fav. / (Unfav.)
Europe, Middle East & Africa	$2,188	$2,184	0	$1,133	$1,291	(12)	$1,147	$1,225	(6)
Latin America	1,378	1,140	21	797	674	18	802	680	18
North America	4,367	4,030	8	1,216	840	45	1,227	848	45
Asia Pacific	1,567	1,566	0	673	753	(11)	675	757	(11)
Global Ventures	765	695	10	78	44	75	78	48	66
Bottling Investments	2,042	2,079	(2)	122	113	9	577	453	27
Corporate	30	23	24	(1,618)	(1,374)	(18)	(1,626)	(1,727)	6
Eliminations	(365)	(392)	7	—	—	—	—	—	—
Consolidated	$11,972	$11,325	6	$2,401	$2,341	3	$2,880	$2,284	26
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended June 30, 2023, intersegment revenues were $145 million for Europe, Middle East & Africa, $2 million for North America and $218 million for Asia Pacific. During the three months ended July 1, 2022, intersegment revenues were $166 million for Europe, Middle East & Africa, $1 million for North America, $223 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Six Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 30, 2023	July 1, 2022	% Fav. / (Unfav.)	June 30, 2023	July 1, 2022	% Fav. / (Unfav.)	June 30, 2023	July 1, 2022	% Fav. / (Unfav.)
Europe, Middle East & Africa	$4,212	$4,017	5	$2,268	$2,298	(1)	$2,289	$2,248	2
Latin America	2,764	2,354	17	1,650	1,434	15	1,657	1,437	15
North America	8,271	7,620	9	2,249	1,896	19	2,268	1,912	19
Asia Pacific	2,938	2,977	(1)	1,236	1,417	(13)	1,098	1,427	(23)
Global Ventures	1,472	1,424	3	129	95	36	135	104	30
Bottling Investments	3,988	4,123	(3)	261	306	(15)	1,081	846	28
Corporate	55	48	14	(2,025)	(1,700)	(19)	(1,595)	(2,232)	29
Eliminations	(748)	(747)	0	—	—	—	—	—	—
Consolidated	$22,952	$21,816	5	$5,768	$5,746	0	$6,933	$5,742	21
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the six months ended June 30, 2023, intersegment revenues were $338 million for Europe, Middle East & Africa, $4 million for North America, $404 million for Asia Pacific and $2 million for Bottling Investments. During the six months ended July 1, 2022, intersegment revenues were $338 million for Europe, Middle East & Africa, $2 million for North America, $403 million for Asia Pacific and $4 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments. In August 2022, the company acquired a controlling interest in a bottling operation in Malawi. The impact of this acquisition has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments operating segment for the three and six months ended June 30, 2023. In November 2022, the company refranchised our bottling operations in Cambodia, and in January 2023, the company refranchised our bottling operations in Vietnam. The impact of these refranchisings has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments for the three and six months ended June 30, 2023.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three and six months ended June 30, 2023 included the structural changes discussed above. Additionally, in May 2023 and July 2022, the company acquired certain brands in Asia Pacific. The impact of acquiring these brands has been included in acquisitions, divestitures and structural changes in our analysis of net

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
revenues on a consolidated basis as well as for the Asia Pacific operating segment for the three and six months ended June 30, 2023.
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold (non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of fluctuations in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, transaction gains/losses including associated costs, and charges related to restructuring initiatives, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
trading debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).
Asset Impairments
During the three and six months ended July 1, 2022, the company recorded an other-than-temporary impairment charge of $96 million related to an equity method investee in Russia.
Equity Investees
During the three and six months ended June 30, 2023, the company recorded net charges of $2 million and $84 million, respectively. During the three and six months ended July 1, 2022, the company recorded net charges of $35 million and $30 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three and six months ended June 30, 2023, the company recorded charges of $1,262 million and $1,324 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife, LLC (“fairlife”) in 2020. Additionally, the company recognized gains of $157 million and $308 million, respectively, related to the sale of a portion of our ownership interest in an unconsolidated bottling operation.
During the six months ended June 30, 2023, the company recorded gains of $439 million and $3 million related to the refranchising of our bottling operations in Vietnam and Cambodia, respectively.
During the three and six months ended July 1, 2022, the company recorded charges of $917 million and $939 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. Additionally, the company recognized gains of $26 million and $38 million, respectively, related to the sale of a portion of our ownership interest in an unconsolidated bottling operation.
During the six months ended July 1, 2022, the company recorded a net loss of $24 million as a result of one of our equity method investees issuing additional shares of its stock.
Restructuring
During the three and six months ended June 30, 2023, the company recorded charges of $24 million and $51 million, respectively. During the three and six months ended July 1, 2022, the company recorded charges of $19 million and $29 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization as part of our productivity and reinvestment program.
During the three and six months ended June 30, 2023, the company recorded charges of $8 million and $26 million, respectively, primarily related to severance costs associated with the restructuring of our North America operating unit.
During the three months ended July 1, 2022, the company recorded a charge of $1 million, primarily related to a revision to estimated costs accrued in the prior year associated with our strategic realignment initiatives.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three and six months ended June 30, 2023, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $36 million and $38 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended July 1, 2022, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $157 million and $11 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three and six months ended June 30, 2023, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in increases of $33 million and $65 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended July 1, 2022, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in increases of $293 million and $423 million, respectively, to our non-GAAP income before income taxes.
Other
During the three and six months ended June 30, 2023, the company recorded charges totaling $35 million related to the discontinuation of certain manufacturing operations in Asia Pacific. During the three and six months ended June 30, 2023, the company also recorded net charges of $5 million and $11 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded net charges of $3 million and $7 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition in 2021. During the three and six months ended June 30, 2023, the company also recorded a charge of $6 million related to tax litigation expense.
During the three and six months ended July 1, 2022, the company recorded net charges of $11 million and $23 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded net charges of $13 million and $8 million, respectively, related to the BODYARMOR acquisition, which included various transition and transaction costs, employee retention costs and the amortization of noncompete agreements, net of the reimbursement of distributor termination fees.
Certain Tax Matters
During the three and six months ended June 30, 2023, the company recorded a net income tax benefit of $90 million related to a change in tax law in a certain foreign jurisdiction. During the three and six months ended June 30, 2023, the company also recorded $8 million and $28 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements and net income tax benefits of $21 million and $5 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. Additionally, the company recorded net income tax benefits of $1 million and $2 million, respectively, associated with return to provision adjustments.
During the three and six months ended July 1, 2022, the company recorded $12 million and $66 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. The company also recorded a net income tax benefit of $11 million and net income tax expense of $23 million, respectively, for changes to our uncertain tax positions, including interest and penalties. During the three months ended July 1, 2022, the company recorded net income tax expense of $4 million associated with return to provision adjustments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended June 30, 2023
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,972	$4,912	$7,060	59.0%	$3,321	$1,338	$2,401	20.1%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		6	(1,262)	1,256
Restructuring	—	—	—		—	(32)	32
Other Items	(6)	(53)	47		—	(44)	91
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,966	$4,859	$7,107	59.4%	$3,327	$—	$3,780	31.6%

	Three Months Ended July 1, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,325	$4,830	$6,495	57.3%	$3,203	$951	$2,341	20.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(917)	917
Restructuring	—	—	—		—	(20)	20
Other Items	(23)	(196)	173		—	(14)	187
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,302	$4,634	$6,668	59.0%	$3,203	$—	$3,465	30.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	6	2	9		4	41	3
% Currency Impact	(4)	(3)	(5)		(3)	—	(10)
% Change — Currency Neutral (Non-GAAP)	10	5	14		7	—	12

% Change — Comparable (Non-GAAP)	6	5	7		4	—	9
% Comparable Currency Impact (Non-GAAP)	(4)	(3)	(5)		(3)	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	10	8	11		7	—	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended June 30, 2023
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$374	$538	$91	$2,880	$359	12.5%	$2,547	$0.59
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Equity Investees	—	2	—	2	1		1	—
Transaction Gains/Losses	—	—	(151)	1,105	242		863	0.20
Restructuring	—	—	—	32	8		24	0.01
Other Items	6	—	33	118	30		71	0.02
Certain Tax Matters	—	—	—	—	120		(120)	(0.03)
Comparable (Non-GAAP)	$380	$540	$(27)	$4,137	$760	18.4% [2]	$3,386	$0.78

	Three Months Ended July 1, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$198	$392	$(351)	$2,284	$384	16.8%	$1,905	$0.44
Items Impacting Comparability:
Asset Impairments	—	—	96	96	—		96	0.02
Equity Investees	—	35	—	35	—		35	0.01
Transaction Gains/Losses	—	—	(26)	891	223		668	0.15
Restructuring	—	—	—	20	5		15	—
Other Items	6	—	293	474	110		364	0.08
Certain Tax Matters	—	—	—	—	19		(19)	—
Comparable (Non-GAAP)	$204	$427	$12	$3,800	$741	19.5%	$3,064	$0.70

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	88	37	—	26	(6)		34	34
% Change — Comparable (Non-GAAP)	86	26	—	9	3		11	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Six Months Ended June 30, 2023
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$22,952	$9,229	$13,723	59.8%	$6,506	$1,449	$5,768	25.1%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		10	(1,324)	1,314
Restructuring	—	—	—		—	(77)	77
Other Items	(27)	(88)	61		—	(48)	109
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$22,925	$9,141	$13,784	60.1%	$6,516	$—	$7,268	31.7%

	Six Months Ended July 1, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$21,816	$8,921	$12,895	59.1%	$6,170	$979	$5,746	26.3%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(939)	939
Restructuring	—	—	—		—	(29)	29
Other Items	(12)	(54)	42		—	(11)	53
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$21,804	$8,867	$12,937	59.3%	$6,170	$—	$6,767	31.0%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	5	3	6		5	48	0
% Currency Impact	(5)	(4)	(6)		(4)	—	(9)
% Change — Currency Neutral (Non-GAAP)	10	7	12		10	—	9

% Change — Comparable (Non-GAAP)	5	3	7		6	—	7
% Comparable Currency Impact (Non-GAAP)	(5)	(4)	(6)		(4)	—	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	10	7	13		10	—	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Six Months Ended June 30, 2023
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$746	$813	$706	$6,933	$1,299	18.7%	$5,654	$1.30
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Equity Investees	—	84	—	84	4		80	0.02
Transaction Gains/Losses	—	—	(740)	574	9		565	0.13
Restructuring	—	—	—	77	19		58	0.01
Other Items	12	—	65	162	52		93	0.02
Certain Tax Matters	—	—	—	—	125		(125)	(0.03)
Comparable (Non-GAAP)	$758	$897	$31	$7,830	$1,508	19.3% [2]	$6,325	$1.46

	Six Months Ended July 1, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$380	$654	$(456)	$5,742	$1,049	18.3%	$4,686	$1.08
Items Impacting Comparability:
Asset Impairments	—	—	96	96	—		96	0.02
Equity Investees	—	30	—	30	1		29	0.01
Transaction Gains/Losses	—	—	(14)	925	218		707	0.16
Restructuring	—	—	—	29	7		22	0.01
Other Items	12	—	424	465	103		362	0.08
Certain Tax Matters	—	—	—	—	43		(43)	(0.01)
Comparable (Non-GAAP)	$392	$684	$50	$7,287	$1,421	19.5%	$5,859	$1.35

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	96	24	—	21	24		21	21
% Change — Comparable (Non-GAAP)	93	31	(39)	7	6		8	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended June 30, 2023
% Change — Reported (GAAP)	34
% Currency Impact	(11)
% Change — Currency Neutral (Non-GAAP)	45

% Impact of Items Impacting Comparability (Non-GAAP)	23
% Change — Comparable (Non-GAAP)	11
% Comparable Currency Impact (Non-GAAP)	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	17

Six Months Ended June 30, 2023
% Change — Reported (GAAP)	21
% Currency Impact	(8)
% Change — Currency Neutral (Non-GAAP)	29

% Impact of Items Impacting Comparability (Non-GAAP)	13
% Change — Comparable (Non-GAAP)	8
% Comparable Currency Impact (Non-GAAP)	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	15
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended June 30, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,188	$1,378	$4,367	$1,567	$765	$2,042	$30	$(365)	$11,972
Items Impacting Comparability:
Other Items	(2)	5	1	(10)	—	—	—	—	(6)
Comparable (Non-GAAP)	$2,186	$1,383	$4,368	$1,557	$765	$2,042	$30	$(365)	$11,966

	Three Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,184	$1,140	$4,030	$1,566	$695	$2,079	$23	$(392)	$11,325
Items Impacting Comparability:
Other Items	(2)	(21)	—	—	—	—	—	—	(23)
Comparable (Non-GAAP)	$2,182	$1,119	$4,030	$1,566	$695	$2,079	$23	$(392)	$11,302

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	0	21	8	0	10	(2)	24	7	6
% Currency Impact	(9)	(4)	0	(5)	0	(10)	1	—	(4)
% Change — Currency Neutral (Non-GAAP)	9	25	9	5	10	8	24	—	10
% Acquisitions, Divestitures and Structural Changes	0	0	0	1	0	(7)	0	—	(1)
% Change — Organic Revenues (Non-GAAP)	9	25	9	4	10	15	24	—	11

% Change — Comparable (Non-GAAP)	0	24	8	(1)	10	(2)	24	—	6
% Comparable Currency Impact (Non-GAAP)	(9)	(2)	0	(5)	0	(10)	1	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	9	25	9	5	10	8	24	—	10
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Six Months Ended June 30, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$4,212	$2,764	$8,271	$2,938	$1,472	$3,988	$55	$(748)	$22,952
Items Impacting Comparability:
Other Items	(15)	6	—	(18)	—	—	—	—	(27)
Comparable (Non-GAAP)	$4,197	$2,770	$8,271	$2,920	$1,472	$3,988	$55	$(748)	$22,925

	Six Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$4,017	$2,354	$7,620	$2,977	$1,424	$4,123	$48	$(747)	$21,816
Items Impacting Comparability:
Other Items	(4)	(6)	—	(2)	—	—	—	—	(12)
Comparable (Non-GAAP)	$4,013	$2,348	$7,620	$2,975	$1,424	$4,123	$48	$(747)	$21,804

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	5	17	9	(1)	3	(3)	14	0	5
% Currency Impact	(11)	(4)	0	(6)	(4)	(9)	0	—	(5)
% Change — Currency Neutral (Non-GAAP)	16	22	9	5	8	6	14	—	10
% Acquisitions, Divestitures and Structural Changes	0	0	0	1	0	(7)	0	—	(1)
% Change — Organic Revenues (Non-GAAP)	16	22	9	4	8	13	14	—	11

% Change — Comparable (Non-GAAP)	5	18	9	(2)	3	(3)	14	—	5
% Comparable Currency Impact (Non-GAAP)	(11)	(4)	0	(7)	(4)	(9)	0	—	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	16	22	9	5	8	6	14	—	10
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended June 30, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,133	$797	$1,216	$673	$78	$122	$(1,618)	$2,401
Items Impacting Comparability:
Transaction Gains/Losses	—	—	—	—	—	—	1,256	1,256
Restructuring	—	—	7	—	—	—	25	32
Other Items	(2)	5	49	25	—	7	7	91
Comparable (Non-GAAP)	$1,131	$802	$1,272	$698	$78	$129	$(330)	$3,780

	Three Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,291	$674	$840	$753	$44	$113	$(1,374)	$2,341
Items Impacting Comparability:
Transaction Gains/Losses	—	—	—	—	—	—	917	917
Restructuring	—	—	—	—	—	—	20	20
Other Items	(2)	(21)	185	—	(9)	19	15	187
Comparable (Non-GAAP)	$1,289	$653	$1,025	$753	$35	$132	$(422)	$3,465

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(12)	18	45	(11)	75	9	(18)	3
% Currency Impact	(11)	(7)	(1)	(4)	(1)	(1)	0	(10)
% Change — Currency Neutral (Non-GAAP)	(2)	25	45	(6)	77	10	(17)	12

% Impact of Items Impacting Comparability (Non-GAAP)	0	(5)	21	(3)	(40)	10	(40)	(7)
% Change — Comparable (Non-GAAP)	(12)	23	24	(7)	116	(1)	22	9
% Comparable Currency Impact (Non-GAAP)	(11)	(3)	0	(6)	(2)	(1)	(1)	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	(2)	26	25	(2)	118	1	23	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Six Months Ended June 30, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,268	$1,650	$2,249	$1,236	$129	$261	$(2,025)	$5,768
Items Impacting Comparability:
Transaction Gains/Losses	—	—	—	—	—	—	1,314	1,314
Restructuring	—	—	25	—	—	—	52	77
Other Items	(15)	6	86	17	3	1	11	109
Comparable (Non-GAAP)	$2,253	$1,656	$2,360	$1,253	$132	$262	$(648)	$7,268

	Six Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,298	$1,434	$1,896	$1,417	$95	$306	$(1,700)	$5,746
Items Impacting Comparability:
Transaction Gains/Losses	—	—	—	—	—	—	939	939
Restructuring	(1)	—	—	—	—	—	30	29
Other Items	(4)	(6)	30	(2)	(8)	14	29	53
Comparable (Non-GAAP)	$2,293	$1,428	$1,926	$1,415	$87	$320	$(702)	$6,767

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(1)	15	19	(13)	36	(15)	(19)	0
% Currency Impact	(13)	(6)	0	(6)	(1)	(5)	0	(9)
% Change — Currency Neutral (Non-GAAP)	11	21	19	(7)	37	(10)	(19)	9

% Impact of Items Impacting Comparability (Non-GAAP)	0	(1)	(4)	(1)	(16)	3	(27)	(7)
% Change — Comparable (Non-GAAP)	(2)	16	23	(12)	51	(18)	8	7
% Comparable Currency Impact (Non-GAAP)	(13)	(5)	0	(7)	(2)	(5)	(1)	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	12	21	23	(4)	53	(13)	9	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended June 30, 2023	Three Months Ended July 1, 2022	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	20.05%	20.68%	(63)
Items Impacting Comparability (Non-GAAP)	(11.55)%	(9.98)%
Comparable Operating Margin (Non-GAAP)	31.60%	30.66%	94
Comparable Currency Impact (Non-GAAP)	(0.53)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	32.13%	30.66%	147
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.00%	(0.11)%
Underlying Operating Margin (Non-GAAP)	32.13%	30.77%	136

	Six Months Ended June 30, 2023	Six Months Ended July 1, 2022	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	25.13%	26.34%	(121)
Items Impacting Comparability (Non-GAAP)	(6.58)%	(4.70)%
Comparable Operating Margin (Non-GAAP)	31.71%	31.04%	67
Comparable Currency Impact (Non-GAAP)	(0.65)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	32.36%	31.04%	132
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.05%	(0.10)%
Underlying Operating Margin (Non-GAAP)	32.31%	31.14%	117

Free Cash Flow (In millions):
	Six Months Ended June 30, 2023	Six Months Ended July 1, 2022	$ Change
Net Cash Provided by Operating Activities (GAAP)	$4,629	$4,546	$83
Purchases of Property, Plant and Equipment (GAAP)	(615)	(487)	(128)
Free Cash Flow (Non-GAAP)	$4,014	$4,059	$(45)

Projected 2023 Free Cash Flow (In billions):
Year Ending December 31, 2023
Projected GAAP Net Cash Provided by Operating Activities[1]	$11.4
Projected GAAP Purchases of Property, Plant and Equipment	(1.9)
Projected Free Cash Flow (Non-GAAP)	$9.5
1 Does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, unfavorable economic and geopolitical conditions, including the direct or indirect negative impacts of the conflict between Russia and Ukraine; increased competition; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand our business in emerging and developing markets; an inability to successfully manage the potential negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; disruption of our supply chain, including increased commodity, raw material, packaging, energy, transportation and other input costs; the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and the substance and pace of the post-pandemic economic recovery; an inability to successfully integrate and manage our acquired businesses, brands or bottling operations or an inability to realize a significant portion of the anticipated benefits of our joint ventures or strategic relationships; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; failure to digitalize the Coca-Cola system; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to successfully manage new product launches; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulas and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; an inability to protect our information systems against service interruption, misappropriation of data or cybersecurity incidents; failure to comply with privacy and data protection laws; failure to achieve our sustainability goals and targets or accurately report our progress due to operational, financial, legal and other risks, many of which are outside our control and are dependent on the actions of our bottling partners and other third parties; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products, decreased agricultural productivity and increased regulation of ingredient sourcing due diligence; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022, and our subsequently filed Quarterly Report on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.